FOR INVESTORS:
Roni Imbeaux
Vice President, Finance and Investor Relations
Cousins Properties
404-407-1104
rimbeaux@cousins.com

FOR MEDIA:
Melissa McNamara
Vice President, Head of Corporate Communications
404-407-1076
mmcnamara@cousins.com

COUSINS PROPERTIES ANNOUNCES BOARD LEADERSHIP TRANSITIONS

Larry Gellerstedt and Taylor Glover to Retire from Board in April 2020;
Bob Chapman Appointed to Succeed as Non-Executive Chairman

ATLANTA (DEC. 9, 2019) - Cousins Properties (NYSE: CUZ) announced today that Larry Gellerstedt and Taylor Glover have decided to not stand for re-election at the company’s next annual shareholders meeting in April 2020. The company also announced its Board of Directors has elected Robert “Bob” Chapman as Non-Executive Chairman effective following the company’s annual shareholders meeting in April 2020. Both changes are part of the company’s planned leadership transition process.

Mr. Gellerstedt was named President and Chief Executive Officer of Cousins in June 2009 and was also named Chairman in July 2017. In September 2018, he transitioned to Executive Chairman to focus on strategy, key client relationships, board governance and civic engagement.

“Since I joined Cousins in 2005, it has been rewarding to help grow the company and execute its strategy to build the leading Sun Belt office REIT,” said Mr. Gellerstedt. "Having just completed a merger with TIER REIT, the company is well-positioned for the future. I look forward to following its success.”

“Larry led a remarkable transformation of the company over the last decade. During his tenure, the company experienced tremendous growth while delivering strong returns for shareholders, outstanding service for customers and meaningful engagement in our communities,” said Cousins Properties President and Chief Executive Officer Colin Connolly.

Mr. Glover joined the Board in 2005 and has been Lead Independent Director of the Board since July 2017. Prior to his current role, he was Non-Executive Chairman from July 2009 to July 2017. He has been president and CEO of Turner Enterprises, Inc. since March 2002.

Mr. Chapman said, “Taylor has served as a trusted voice on our Board. His steady leadership has made a lasting impact on the company. On behalf of the Board, I thank Larry and Taylor for their dedicated service.”

Mr. Chapman joined the Cousins Board in 2015. He is a long-time Atlanta resident who is President and Chief Executive Officer of CenterPoint Properties, an industrial property real estate investment trust focused on the development, acquisition and management of industrial property and transportation infrastructure. Before joining CenterPoint, Mr. Chapman held executive positions with several national real estate firms, including Chief Operating

Officer of publicly-traded Duke Realty Corporation. He is a graduate of Stanford University and the Stanford Graduate School of Business.

“I have tremendous confidence in Bob. I have absolutely no doubt that our Board and executive leadership team will continue to maintain the tradition of excellence that has defined Cousins for more than 60 years,” said Mr. Glover.

The new role for Mr. Chapman is contingent on his re-election as a director at the 2020 annual shareholders meeting.

About Cousins Properties

Cousins Properties is a fully integrated, self-administered and self-managed real estate investment trust (REIT). The Company, based in Atlanta, GA and acting through its operating partnership, Cousins Properties LP, primarily invests in Class A office towers located in high-growth Sun Belt markets. Founded in 1958, Cousins creates shareholder value through its extensive expertise in the development, acquisition, leasing and management of high-quality real estate assets. The Company has a comprehensive strategy in place based on a simple platform, trophy assets and opportunistic investments. For more information, please visit www.cousins.com.